Exhibit 10.1

*Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
The redacted confidential portions of the exhibit are marked by [***].

UMB Bank, National Association, not in its individual capacity, but solely as legal title trustee for
LVS Title Trust XIII
as Purchaser
Wilmington Savings Fund Society, FSB, not in its individual capacity, but solely as trustee for
BCAT 2020-23TT
as Seller

and

AG Mortgage Investment Trust, Inc.
Obligor

MORTGAGE LOAN PURCHASE AND SALE AGREEMENT
Dated as of May 28, 2020

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS	1

ARTICLE II. AGREEMENT TO PURCHASE; CONVEYANCE OF MORTGAGE LOANS; PURCHASE PRICE; POSSESSION OF MORTGAGE FILES; BOOKS AND RECORDS; DELIVERY OF DOCUMENTS; CLOSING CONDITIONS; PERIODIC REPORTS	6

Section 2.01.	Agreement to Purchase; Conveyance of Mortgage Loans; Purchase Price; Possession of Mortgage Files. 6

Section 2.02.	Possession and Ownership of Mortgage Files 8

Section 2.03.	Closing Conditions 8

Section 2.04.	Execution of Assignments and Endorsements 9

Section 2.05.	Cooperation with the Seller 9

Section 2.06.	Freddie Mac Monthly Reporting 10

Section 2.07.	Fannie Mae Quarterly Reporting; Uncontested Litigation and Contested Litigation; Third Party Claims 10

Section 2.08.	HUD Reporting; Failure to Report 12

ARTICLE III. REPRESENTATIONS AND WARRANTIES; REMEDIES FOR BREACH	14

Section 3.01.	Representations and Warranties Respecting the Seller and the Obligor 14

Section 3.02.	Representations and Warranties Regarding Individual Mortgage Loans 15

Section 3.03.	Remedies for Breach of Representations and Warranties. 17

Section 3.04.	Representations and Warranties Respecting the Purchaser 19

ARTICLE IV. SERVICING OF MORTGAGE LOANS	21

i

Section 4.01.	Servicing Released Sale 21

Section 4.02.	[Reserved] 21

Section 4.03.	Mortgage Transfer and Servicing Transfer Disclosures 21

Section 4.04.	Suitability 21

Section 4.05.	Regulatory Compliance; Collection Practices 21

Section 4.06.	Reporting to the Internal Revenue Service 21

Section 4.07.	Use of the Seller’s, Fannie Mae’s, Freddie Mac’s or HUD’s Name 22

ARTICLE V. INDEMNIFICATION	22

Section 5.01.	Purchaser’s Indemnification 22

ARTICLE VI. MISCELLANEOUS PROVISIONS	23

Section 6.01.	Amendment 23

Section 6.02.	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial 23

Section 6.03.	Notices 23

Section 6.04.	Severability of Provisions 25

Section 6.05.	Relationship of Parties 25

Section 6.06.	Execution 25

Section 6.07.	Preparation and Recordation of Assignments of Mortgage 25

Section 6.08.	Assignment 25

Section 6.09.	Further Agreements 25

ii

Section 6.10.	Confidential Information 25

Section 6.11.	Exhibits 26

Section 6.12.	General Interpretive Principles 26

Section 6.13.	Survival of the Agreement 27

Section 6.14.	Regulation AB. 27

Section 6.15.	Limitation on Liability. Error! Bookmark not defined.

SCHEDULES AND EXHIBITS
Schedule 1        Mortgage Loan Schedule

Schedule 2-A	Property Tax and Homeowner’s Lien Amounts and/or Encumbrances or other Deficiencies, and Disclosed Liens and Encumbrances Credit

Schedule 2-B	Disclosed Liens and Encumbrances

Schedule 3-A	Collateral Exceptions

Schedule 3-B	Data Exceptions

Exhibit A        Contents of Each Mortgage File

Exhibit B        Form of Bill of Sale

Exhibit C        Form of Limited Power of Attorney

Exhibit D        Wire Transfer Instructions

Exhibit E         Purchaser Reports to Freddie Mac

Exhibit F        Additional Sale Requirements and Conditions to the Sale

Exhibit G        Standard Servicing Instructions for Contested Litigation Loans

Exhibit H        Confidentiality & Non-Disparagement Terms for Settlement of Third Party Claims

Exhibit I            Standard Servicing Instructions for Uncontested Litigation Loans

Exhibit J            Post Sale Reporting Requirements

iii

This Mortgage Loan Purchase and Sale Agreement dated as of this 28th day of May, 2020, is executed among Wilmington Savings Fund Society, FSB, not in its individual capacity but solely as trustee for BCAT 2020-23TT (the “Seller”), AG Mortgage Investment Trust, Inc. (the “Obligor”) and UMB Bank, National Association, not in its individual capacity, but solely as legal title trustee for LVS Title Trust XIII (the “Purchaser”).
W I T N E S S E T H
WHEREAS, subject to the terms and conditions set forth in this Agreement, the Purchaser has agreed to purchase from the Seller and the Seller has agreed to sell to the Purchaser the Mortgage Loans (as defined below);
WHEREAS, the Obligor is a direct or indirect beneficial owner of the Seller and the Obligor will directly benefit from the Purchaser’s purchase of the Mortgage Loans from Seller; and
WHEREAS, the Purchaser, the Obligor and the Seller wish to prescribe the manner of purchase and conveyance of the Mortgage Loans and the servicing of the Mortgage Loans following their conveyance to the Purchaser;
NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Purchaser, the Obligor and the Seller agree as follows:

ARTICLE I.
DEFINITIONS
Whenever used herein, the following words and phrases, unless the context otherwise requires and unless otherwise defined herein, shall have the following meanings:
Acceptable Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions servicing similar mortgage loans in the jurisdiction where the related Mortgaged Properties are located and that are (i) in compliance with applicable federal, state and local laws, rules and regulations, and (ii) in compliance with the terms of the related Mortgage Loan Documents.
Accrued Interest: With respect to each Mortgage Loan, accrued interest, due and payable in accordance with the terms of the respective Mortgage Note, on the interest bearing unpaid principal balance of such Mortgage Loan at a rate equal to the Mortgage Interest Rate relating to such Mortgage Loan, from the date through which interest has last been paid (as of the Cut-off Date) through the day prior to the Closing Date; provided, however, that in no event shall the Purchaser be obligated to pay accrued interest as to any Mortgage Loan that is sixty (60) days or more delinquent as of the Cut-off Date.
Agreement: This Mortgage Loan Purchase and Sale Agreement and all amendments hereof and supplements hereto.
Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to give record notice of the sale of the Mortgage to the Purchaser.
Bailment Letter: That certain Bailee Letter, dated as of May 4, 2020, among the Seller, an affiliate of the Program Manager and the Bailee governing the retention of the originals of the Mortgage Loan Documents pending the settlement of the sale of the Mortgage Loans to the Purchaser.
Bailee: Wells Fargo Bank. N.A.
Business Day: Any day other than (i) a Saturday or Sunday, (ii) a legal holiday in the States of New York, California, or Delaware or (iii) a day on which banks in the States of Minnesota, Missouri, New York, California, or Delaware or national banks are authorized or obligated by law or executive order to be closed.
Closing Date: The date of this Agreement.
Consumer Information: Any personally identifiable information in any form (written, electronic or otherwise) relating to a Mortgagor, including, but not limited to: a Mortgagor’s name, address, telephone number, social security number, birth date, Mortgage Loan number, Mortgage Loan payment history, delinquency status, insurance carrier or payment information, tax amount or payment information; the fact that the Mortgagor has a relationship with the Seller, the Servicer or the originator; and any other non-public personally identifiable information.
Contested Litigation: Any lawsuit or other dispute resolution mechanism (including but not limited to arbitration or mediation) involving a Mortgage Loan and in which a standalone lawsuit or a responsive claim (including but not limited to a counterclaim or third party claim filed in a judicial foreclosure action) is brought that: (a) includes any Original Seller Block Person or the Original Seller’s Servicer, as a defendant, counter-defendant, or cross-defendant in such action; and (b) involves allegations of improper origination, or servicing of any Mortgage Loan prior to the Closing Date, or fraud, misappropriation of funds, gross negligence, willful misconduct or illegal or tortious action or failure to act by any Original Seller Block Person or the Original Seller’s Servicer.
Co-op Lease: With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.
Co-op Loan: A Mortgage Loan that is secured by a first-lien on and a perfected security interest in Cooperative Shares and the related proprietary lease granting exclusive rights to occupy the related cooperative apartment in the building owned by the related Cooperative.
Co-op Stock: With respect to a Co-op Loan, the single outstanding class of stock, partnership interest or other ownership instrument in the related residential cooperative housing corporation.
Cooperative: The private, nonprofit cooperative apartment corporation which owns all of the real property that comprises the Project, including the land, separate dwelling units and all common areas.
Cooperative Shares: With respect to any Co-op Loan, the shares of stock issued by a Cooperative and allocated to a Cooperative Unit and represented by a stock certificate.
Cooperative Unit: With respect to any Co-op Loan, a specific unit in a Project.
Corporate Servicing Advances: All customary, reasonable and necessary “out-of-pocket” costs and expenses incurred by Servicer in the performance of its servicing obligations, including, but not limited to, the cost of (i) preservation, restoration and repair of a Mortgaged Property, (ii) any enforcement or judicial proceedings with respect to a Mortgage Loan, including foreclosure actions and (iii) the management and liquidation of any Mortgaged Property if a Mortgaged Property is acquired in satisfaction of the Mortgage (including default management and similar services, appraisal services and real estate broker services).
Cut-off Date: April 30, 2020.
Deferred Principal Balance: The amount of deferred unpaid principal balance, payment of which has been postponed until the maturity of the related Mortgage Loan pursuant to a modification, as described on the Mortgage Loan Schedule.
Disclosed Liens and Encumbrances: Means the property tax, homeowner’s association lien amounts and/or encumbrances or other deficiencies specifically set forth on Schedule 2-A attached hereto.
Disclosed Liens and Encumbrances Credit: Means an amount equal to the aggregate payoff, cure or other amounts set forth on Schedule 2-A attached hereto with respect to the Disclosed Liens and Encumbrances.
Escrow Servicing Advances: Any amounts advanced by the Servicer for the purpose of effecting the payment of any taxes, assessments and insurance premiums relating to a Mortgaged Property.
Fannie Mae: The Federal National Mortgage Association and any of its past or present officers, directors, employees, affiliates, parents, subsidiaries, agents, successors, assigns or representatives.

Fannie Mae Mortgage Loan: Each Mortgage Loan identified on the Mortgage Loan Schedule as a “Fannie Mae Mortgage Loan.”
FHFA: The Federal Housing Finance Agency and any successor thereto.
Follow-Up Report: As defined in Section 2.08(b).
Freddie Mac: The Federal Home Loan Mortgage Corporation and any successor thereto.
Freddie Mac Mortgage Loan: Each Mortgage Loan identified on the Mortgage Loan Schedule as a “Freddie Mac Mortgage Loan.”
Governmental Entity: Any federal, state or local governmental authority, agency, commission or court or self-regulatory authority or commission.
HAMP: As defined in Section 4.05.
HUD: The U.S. Department of Housing and Urban Development, or any successor in interest thereto.
HUD Mortgage Loan: Each Mortgage Loan identified on the Mortgage Loan Schedule as a “HUD Mortgage Loan.”
Initial HUD Mortgage Loan Purchaser: Rushmore Loan Management Services LLC.
Mortgage: (a) With respect to any Mortgage Loan that is not a Co-op Loan, the mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first priority lien on the Mortgaged Property, and (b) with respect to a Co-op Loan, the related Security Agreement.
Mortgage File: The Mortgage Loan Documents pertaining to a particular Mortgage Loan, including the collateral documentation and servicing documentation with respect to such Mortgage Loan.
Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note in accordance with the provisions of the related Mortgage Note.
Mortgage Loan: An individual Mortgage Loan or Co-op Loan which is the subject of this Agreement, each Mortgage Loan sold and subject to this Agreement being identified on the Mortgage Loan Schedule, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, including, without limitation, all related Mortgage Loan Documents, the monthly payments and all proceeds received from such Mortgage Loan, all other rights, interests, benefits, security, proceeds, remedies and claims in favor or for the benefit of the mortgagee arising from or in connection with such Mortgage Loan, and the related Servicing Rights.
Mortgage Loan Documents: With respect to each Mortgage Loan or Co-op Loan, the documents referred to in Exhibit A.
Mortgage Loan Schedule: The schedule of Mortgage Loans annexed to this Agreement as Schedule 1 hereto and containing the fields described in Schedule 1 attached hereto.

Mortgage Note: The executed note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.
Mortgaged Property: (a) With respect to each Mortgage Loan which is not a Co-op Loan, the underlying real property securing repayment of a Mortgage Note and (b) with respect to each Co-op Loan, the related Cooperative Shares and related Co-op Lease.
Mortgagor: The obligor on a Mortgage Note.
Obligor: AG Mortgage Investment Trust, Inc.
Obligor’s Knowledge: The actual knowledge of the fact or circumstance by the Obligor.
Original Seller Block Person: Fannie Mae and any of its past or present officers, directors, employees, affiliates, parents, subsidiaries, agents, successors, assigns or representatives.
Original Seller’s Servicer: Nationstar Mortgage, LLC or Wells Fargo Bank, National Association, as applicable.
Original Settlement Date: With respect to each Mortgage Loan, the date identified on the Mortgage Loan Schedule.
Person: Any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, trustee, unincorporated organization, government or any agency or political subdivision thereof.
Post-Sale Report: As defined in Section 2.08(a).
Post-Sale Reporting Period: As defined in Section 2.08(a).
Post-Sale Reporting Period End Date: As defined in Section 2.08(a).
Post-Sale Reporting Requirements: As defined in Section 2.08(c).
Program Administrator: Red Creek Asset Management LLC.
Program Manager: [***]
Project: All real property owned by the Cooperative including the land, separate dwelling units and all common areas.
Purchase Price: The meaning assigned to such term in Section 2.01(b).
Purchase Price Percentage: As set forth on the Mortgage Loan Schedule.
Purchaser: The Person identified as the “Purchaser” in the preamble to this Agreement.
Regulator: The FHFA or other Governmental Entity having jurisdiction over the Seller or the Purchaser, and any applicable successor thereto.

Report Documentation: As defined in Section 2.08(d).
Repurchase Price: With respect to any Mortgage Loan, a price equal to the sum of (i) the Purchase Price for such Mortgage Loan and (ii) any unreimbursed Servicing Advances made by the Purchaser or its servicer after the Cut-off Date related to such Mortgage Loan, less (iii) any proceeds received by or on behalf of Purchaser with respect to such Mortgage Loan.
Resolved Default Mortgage Loan: Any such HUD Mortgage Loan for which at least one of the following conditions has been satisfied:
(a) the HUD Mortgage Loan has been modified by the Purchaser, or the Purchaser's servicer or successor-in-interest, and the borrower performed under the terms of the modified HUD Mortgage Loan for at least six (6) consecutive months;
(b) the HUD Mortgage Loan lien has been released or extinguished by the Purchaser or the Purchaser’s servicer or successor-in-interest in connection with a voluntary transfer by the borrower or the borrower’s successor in interest;
(c) with respect to a HUD Mortgage Loan securing Mortgaged Property occupied by the borrower or a tenant, the HUD Mortgage Loan lien has been released by the Purchaser or the Purchaser’s servicer or successor-in-interest; or
(d) the HUD Mortgage Loan lien has been foreclosed.
RESPA: The Real Estate Settlement Procedures Act, 12 U.S.C. §§ 2601-2617, as amended, and any successor thereto, and rules and regulations promulgated from time to time thereunder.
Security Agreement: With respect to a Co-op Loan, the agreement or mortgage creating a first lien security interest in favor of the originator of the Co-op Loan in the related Co-op Stock.
Seller’s Knowledge: The actual knowledge of a fact or circumstance by the Seller.
Servicer: Rushmore Loan Management Services LLC, as servicer for the Seller.
Servicing Advances: All Corporate Servicing Advances and Escrow Servicing Advances.
Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments or monies payable or received or receivable for servicing the Mortgage Loans; (c) any late fees, prepayment fees, assumption fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights and all rights of Seller thereunder; (e) possession and use of any and all documents, files, records, servicing files, servicing documents, servicing records or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans; (f) any benefit from holding the escrow payments made by Mortgagors for taxes, assessments, primary mortgage or hazard insurance premiums or comparable items with respect to the Mortgage Loans, to the extent allowed by law to be kept by the servicer; (g) all accounts and other rights to payment related to any of the property described in this paragraph; (h) all accounts and other rights to payment related to any of the property described in this paragraph; (i) all rights and benefits relating to the direct solicitation of the related Mortgagors and attendant right, title and interest in and to the list of such Mortgagors and data relating to their Mortgages; and (j) all rights, powers and privileges incident to any of the foregoing.
Standard Servicing Instructions for Contested Litigation Loans: As defined in Section 2.07.
Stated Principal Balance: As to each Mortgage Loan, the unpaid principal balance (including the Deferred Principal Balance) of such Mortgage Loan as of the close of business on the Cut-off Date, after deduction and application of all payments of principal due and received on or prior to the Cut-off Date and any unscheduled principal prepayments received on or prior to the Cut-off Date, as specified on the Mortgage Loan Schedule. The aggregate Stated Principal Balance for all of the Mortgage Loans shall be specified on the final Mortgage Loan Schedule.
Successor Servicer: Rushmore Loan Management Services LLC, as successor servicer for the Purchaser from and after the Closing Date or any other successor servicer of the Purchaser from and after the Closing Date.
Survival Period: Means (i) the period commencing on the Closing Date and expiring on the date that is six (6) months following the Closing Date and (ii) solely with respect to any breach of the representations and warranties set forth in Section 3.01, the period commencing on the Closing Date and expiring on the date that is twelve (12) months following the Closing Date.
Third Party Claim: As defined in Section 2.07(d).
Transfer Date: The date on which the Seller transfers the servicing of the Mortgage Loans to the Successor Servicer, which shall be the Closing Date.
Trust: LVS Title Trust XIII.
Trustee: UMB Bank, National Association.
Uncontested Litigation: Any lawsuit, bankruptcy or other dispute resolution mechanism (including but not limited to arbitration or mediation) involving a Mortgage Loan and in which the Mortgagor (or debtor) of such Mortgage Loan or any third party files a claim that is (a) not brought against any Original Seller Block Person or the Original Seller’s Servicer or (b) is brought against any Original Seller Block Person or the Original Seller’s Servicer but only due to its status as note owner or lienholder. For illustration purposes, examples of Uncontested Litigation include but are not limited to matters such as judicial foreclosure actions; eminent domain proceedings; junior lien foreclosures; code violations; partition actions; forfeiture actions; quiet title actions; probate actions; and bankruptcy cramdowns and lien avoidance actions. For purposes of this definition, the filing by a Mortgagor, debtor or third party of an appearance or answer or the raising of affirmative defenses without an accompanying claim related to a Mortgage Loan constitutes an Uncontested Litigation.
ARTICLE II.
AGREEMENT TO PURCHASE; CONVEYANCE OF MORTGAGE LOANS; PURCHASE PRICE; POSSESSION OF MORTGAGE FILES; BOOKS AND RECORDS; DELIVERY OF DOCUMENTS; CLOSING CONDITIONS; PERIODIC REPORTS

Section 2.01.    Agreement to Purchase; Conveyance of Mortgage Loans; Purchase Price; Possession of Mortgage Files.
(a)    Agreement to Purchase; Conveyance of Mortgage Loans; Escrow Balances. In exchange for the payment of the Purchase Price on the Closing Date, and subject to the provisions of Section 2.03, the Seller hereby sells, without recourse, but subject to the terms and conditions of (and except as expressly set forth in) this Agreement, on a servicing released basis, the Mortgage Loans identified on the Mortgage Loan Schedule.
(b)    Purchase Price. The “Purchase Price” for the Mortgage Loans shall be (i) the product of (A) the Purchase Price Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans listed on the Mortgage Loan Schedule, plus (ii) Accrued Interest for any Mortgage Loan less than sixty (60) days delinquent, plus (iii) any unreimbursed and recoverable Servicing Advances made prior to the Cut-off Date for any Mortgage Loan less than sixty (60) days delinquent; provided, however, that Purchaser shall be entitled to a credit in the aggregate amount of the Disclosed Liens and Encumbrances Credit. The foregoing payments shall be made to the account designated by the Seller on Exhibit D by wire transfer in immediately available funds on the Closing Date. The Purchaser shall be entitled to (1) all principal collected after the Cut-off Date, (2) all payments of interest on the Mortgage Loans collected after the Cut-off Date and (3) all other payments and recoveries on the Mortgage Loans due or collected after the Cut-off Date. The Stated Principal Balance of each Mortgage Loan as of the Cut-off Date is determined after application of payments of principal due and collected on or before the Cut-off Date, together with any unscheduled principal prepayments collected on or prior to the Cut-off Date. If any amount paid pursuant to this Agreement is found to have been calculated or paid in error or is otherwise erroneous, the party discovering such error(s) shall promptly give notice to the other party and the parties shall cooperate in good faith to reconcile such error(s). Upon the reconciliation of any such error(s) by the parties, the party benefitting from the error shall promptly pay to the other party an amount sufficient to correct the error. Notwithstanding the foregoing, the parties’ obligations under this paragraph shall be limited in duration to the six-month period immediately following the Closing Date.
(c)    Delivery of Mortgage Loan Documents; Collateral Exceptions and Obligation to Cure or Repurchase. The Seller has, pursuant to the Bailment Letter, and without limitation of the terms and provisions of this Section 2.01(c), delivered to the Bailee the Mortgage Loan Documents with respect to each Mortgage Loan. Attached hereto as Schedule 3-A is an exception report identifying certain missing or deficient documents (the “Collateral Exceptions”) from the Mortgage File (the “Collateral Exception Report”). Obligor, on behalf of the Seller, shall use commercially reasonable efforts to provide any such missing document or cure such deficiency identified on the Collateral Exception Report within one hundred twenty (120) days from the Closing Date or any earlier date set forth on the Collateral Exception Report in respect of any related Collateral Exception (the “Collateral Cure Period”) provided, however, that such cure period shall be extended, on a day-by-day basis for any Force Majeure Event. During the Collateral Cure Period, upon the written request of Seller to Program Manager and at the Seller’s sole cost and expense, the Purchaser shall cause the Program Manager to cooperate with the Seller by providing weekly updates on the items remaining outstanding on the Collateral Exception Report. In the event that the Obligor does not cure any such Collateral Exception with respect to a Mortgage Loan during the Collateral Cure Period, the Obligor shall, upon its receipt of a written request from the Purchaser, repurchase, at the Repurchase Price, such Mortgage Loan within ten (10) Business Days following the date of such request, which repurchase shall occur in the manner set forth in Section 3.03(b). The Collateral Cure Period may be extended upon written request of Seller with the prior written consent of Purchaser in its sole discretion. The provisions of this Section 2.01(c) shall expressly survive the

Closing Date. The obligations of the Obligor set forth in this Section 2.01(c) shall constitute the sole remedies available to the Purchaser with respect to a Collateral Exception identified on the Collateral Exception Report.
(d)    Closing Date Documents. On or before the Closing Date, the Purchaser (except as provided below), the Obligor and the Seller shall furnish to each other fully executed counterparts of each of:
(A)    this Agreement;
(B)    the Bailment Letter;
(C)    the Seller shall have delivered to the Purchaser an executed Bill of Sale for the Mortgage Loans being sold by it in the form attached hereto as Exhibit B;
(D)    the Seller shall have delivered to the Purchaser a copy of an executed Limited Power of Attorney in the form attached hereto as Exhibit C (the “Limited Power of Attorney”); and
(E)    the Seller shall have delivered to the Purchaser an unexecuted version of the final Mortgage Loan Schedule, in form and substance satisfactory to the Program Manager.
(e)    Reimbursement of Non-Recoverable Servicing Advances. In the event that Purchaser determines, at any time prior to the date that is six (6) months following the Closing Date, that any Servicing Advances made prior to the Cut-off Date and comprising a component of the Purchase Price are non-recoverable from the applicable Mortgagor as the result of insufficient documentation evidencing such Servicing Advance, then (i) the Purchaser may send to the Obligor a written notification with respect to such non-recoverable Servicing Advance (which shall include a description of the basis upon which the Servicing Advance is non-recoverable as the result of insufficient documentation) and (ii) within ten (10) Business Days following such written notification, Obligor shall pay to Purchaser (or its designee), via wire transfer of immediately available funds, an amount equal to the affected Servicing Advance (or portion thereof that is non-recoverable as the result of insufficient documentation). The provisions of this Section 2.01(e) shall expressly survive the Closing Date.
(f)    Disclosed Liens and Encumbrances. With respect to the Disclosed Liens and Encumbrances set forth on Schedule 2-B attached hereto, Obligor, on behalf of the Seller, shall have a period of forty-five (45) days, commencing upon the Closing Date, to provide evidence satisfactory to the Purchaser that such Disclosed Liens and Encumbrances have been discharged or do not otherwise encumber the related Mortgaged Property. If, with respect to any Disclosed Liens and Encumbrances, Obligor, on behalf of the Seller, timely provides such evidence to the Purchaser, then the Purchaser shall pay (or cause to be paid) to the Seller the related lien amount set forth on Schedule 2-B within ten (10) Business Days following Obligor’s written request. If Obligor, on behalf of the Seller, fails to timely provide any such evidence with respect to a Mortgage Loan set forth on Schedule 2-B to the Purchaser, then Purchaser shall have no further obligations with respect to the Disclosed Liens and Encumbrances set forth on Schedule 2-B related to such Mortgage Loan. The provisions of this Section 2.01(f) shall expressly survive the Closing Date.
(g)    Data Exceptions. Attached hereto as Schedule 3-B is a report identifying certain data exceptions (the “Data Exceptions”). Without limitation of (i) the Obligor’s representations and warranties in Section 3.02(a) or (ii) any of Purchaser’s rights or remedies pursuant to Section 3.03, Obligor, on behalf of the Seller, shall, from and after the Closing Date, reasonably cooperate with the Purchaser and its custodian to resolve the Data Exceptions.
Section 2.02.    Possession and Ownership of Mortgage Files. Upon the payment of the Purchase Price of the Mortgage Loans, the ownership of each related Mortgage Note, each related Mortgage and each related Mortgage File shall vest immediately in the Purchaser, and the ownership of all records and documents with respect to the Mortgage Loans in the possession of the Seller or its designee(s) (including the Bailee) shall vest immediately in the Purchaser. Upon payment of the Purchase Price by the Purchaser to the Seller for the Mortgage Loans in accordance with the terms hereof, the Seller shall be deemed to have released to the Purchaser all of its right, title and interest in, to and under the Mortgage Loans sold by it, including without limitation, the related Servicing Rights and the contents of each Mortgage File related to such Mortgage Loans; provided, the Seller may retain copies of any Mortgage File related to such Mortgage Loans subject to the provisions of Section 6.10.
Section 2.03.    Closing Conditions. The closing for the purchase and sale of the Mortgage Loans shall take place on the Closing Date. The closing, including payment of the Purchase Price for the Mortgage Loans as set forth in Section 2.01(b) of this Agreement, shall be subject to the satisfaction of each of the following conditions:
(a)    the Seller, the Obligor and the Purchaser, as applicable, shall have delivered each of the documents specified in Section 2.01(d);
(b)    all of the representations and warranties of the Seller under Article III of this Agreement shall be true and correct in all material respects as of the Closing Date (or in each case such other date specified therein), and no default shall have occurred hereunder which, with notice or the passage of time or both, would constitute a default under this Agreement; and
(c)    all of the representations and warranties of the Purchaser under Article III of this Agreement shall be true and correct in all material respects as of the Closing Date (or in each case such other date specified therein), and no default shall have occurred hereunder which, with notice or the passage of time or both, would constitute a default under this Agreement.
Upon satisfaction of the foregoing conditions and receipt of the Purchase Price from the Purchaser for the Mortgage Loans as set forth in Section 2.01(b) of this Agreement, the Seller shall thereupon (i) immediately be deemed to have released all of its right, title and interest in, to and under the Mortgage Loans sold by it hereunder, including without limitation the contents of each Mortgage File in accordance with the Bailee Letter and (ii) as an obligation that shall expressly survive the Closing, promptly deliver to the Successor Servicer twenty-five (25) executed originals of the Limited Power of Attorney. Upon the written request of Purchaser, the Program Manager or the Successor Servicer (and as a covenant expressly surviving the Closing), the Seller shall deliver to the Successor Servicer such additional, original Limited Powers of Attorney (not to exceed twenty-five (25) originals in the aggregate) as shall from time to time be reasonably necessary for the taking of the actions described therein.
Section 2.04.    Execution of Assignments and Endorsements. The Obligor will cooperate with Purchaser and shall, at Obligor’s expense, cause to be prepared any intervening assignment documents that Purchaser may reasonably request that are in form acceptable for filing or recording in accordance with any applicable law and/or recorder’s office requirements. Preparation of each Assignment of Mortgage, and the delivery of each Assignment of Mortgage to the Successor Servicer, shall be the Obligor’s responsibility and sole cost and expense. All recording fees and expenses related to the recordation of the Assignments of Mortgage (other than intervening assignment documents, the cost and expense of which shall be the sole responsibility of Seller) shall be the responsibility of Purchaser. With respect to any Mortgage Loan that is the subject of recording, including but not limited to any public filing (“Recorded Mortgage Loans”), no later than one hundred twenty (120) days after the Closing Date, the Purchaser, at its expense, shall cause the Successor Servicer to use commercially reasonable efforts to file and submit for recording, as applicable, the Assignment of Mortgage for the Recorded Mortgage Loans; provided, however, that such one hundred twenty (120) day period shall be extended, with respect to any Assignment of Mortgage, on a day-by-day basis for (i) any Force Majeure Event and (ii) any delay in the Obligor’s delivery to the Successor Servicer of any intervening assignment document with respect to the related Mortgage Loan. As used herein, “Force Majeure Event” shall mean any act or occurrence beyond the reasonable control of Purchaser or Successor Servicer, including, but not limited to, any act or provision of any present or future law, order or regulation or governmental authority (including any “shelter in place” or similar order), any act of God or war or terrorism, pandemic, labor dispute, or the closure of any recording or filing office.
Section 2.05.    Cooperation with the Seller.
(a)     Should the Seller become, or continue to be, a party to any third party claim, action or proceeding relating to the Mortgage Loans following the Closing Date, the Purchaser shall, at the expense of the Obligor, to the extent permitted by applicable law, reasonably cooperate or cause the Successor Servicer to reasonably cooperate with the Seller by providing the Seller any and all applicable documentation or data in the possession or under the control of the Purchaser (or the Successor Servicer) regarding such Mortgage Loans as may be reasonably requested in writing by the Seller to defend such third party claim, action or proceeding. The Purchaser shall notify, or shall cause the Successor Servicer to notify, the Seller promptly after receiving written notice of any third party complaint, claim, action or proceeding raised by a Mortgagor or any other third party that names the Seller or the Servicer, including, without limitation, the Consumer Financial Protection Bureau, relating to the Mortgage Loans.
(b)     The Purchaser shall reasonably cooperate or shall cause the Successor Servicer to reasonably cooperate with the Seller and/or the Obligor, as applicable, at the expense of the Obligor, by providing any regulator or governmental agency or body having authority over the Seller, and/or the Obligor, as applicable, the right to examine and audit, during business hours or at such other times as are reasonable under applicable circumstances, upon five (5) Business Days advance written notice of the Seller, any and all of (i) the Mortgage Files relating to the Mortgage Loans sold by the Seller hereunder and (ii) any and all books, records, documentation or other information relating to the Mortgage Loans or the servicing thereof, in each instance and in each case under clause (i) and/or clause (ii), as applicable, to the extent in the possession or under the control of the Purchaser or the Successor Servicer and reasonably requested by the Seller, and/or the Obligor, as applicable.
(c)     The Purchaser shall cause the Successor Servicer to provide on-going reporting as set forth herein to the Seller with respect to the Mortgage Loans to the extent necessary for the Seller to comply with its reporting obligations to the prior owner of the Mortgage Loans.
(d)    The Purchaser understands and acknowledges that the provisions of this Section 2.05 shall survive the Closing Date and shall not be subject to any limitations on survival periods set forth herein.
Section 2.06.    Freddie Mac Monthly Reporting. The Purchaser shall cause the Successor Servicer to provide to Freddie Mac monthly reports regarding loan resolution results and borrower outcomes with respect to the Freddie Mac Mortgage Loans, containing the data fields and in the format provided in Exhibit E attached hereto, for a period of forty-eight (48) consecutive months from the Original Settlement Date, subject to applicable privacy laws. The Purchaser shall cause the Successor Servicer to submit the first report to Freddie Mac at NPL_Sales_Reporting@freddiemac.com in the same month as the Transfer Date (or, if the reporting date follows the Transfer Date, in the month following the Transfer Date). Sales of the Freddie Mac Mortgage Loans or placing them into a securitization trust will not relieve the Purchaser of the reporting requirements. The Purchaser acknowledges and agrees that beginning on and after the Transfer Date, (i) the Purchaser shall be solely responsible for submission (or causing the submission) of all such reports and (ii) the Seller and its affiliates shall have no obligation or liability with respect to such reports. The Purchaser further acknowledges that Freddie Mac (or its regulator) may publicly disclose the information on these reports on a pool level (not a loan level) basis. The Purchaser understands and acknowledges that the provisions of this Section 2.06 shall survive the Closing Date and shall not be subject to any limitations on survival periods set forth herein.
Section 2.07.    Fannie Mae Quarterly Reporting; Uncontested Litigation and Contested Litigation; Third Party Claims.
(a)     Reporting. The Purchaser shall cause the Successor Servicer to provide to robert_brunk@fanniemae.com (or such other email address as may be provided to the Successor Servicer by Fannie Mae or the Program Administrator on behalf of the Seller) quarterly reports regarding the Fannie Mae Mortgage Loans, containing the data fields and in the format provided in Exhibit F attached hereto, for a period of up to forty-eight (48) months following the Original Settlement Date, subject to the applicable privacy laws. The Purchaser shall cause the Successor Servicer to (i) submit the first quarterly report to Fannie Mae using data calculated as of the end of the first calendar quarter following the Transfer Date, which is June 30, 2020, on the applicable reporting due date specified by Fannie Mae and (ii) continue to submit reports using data calculated as required by Fannie Mae on the applicable reporting due date specified by Fannie Mae for all subsequent reporting periods. The Purchaser acknowledges and agrees that beginning on and after the Transfer Date (1) the Purchaser shall be solely responsible for submission (or causing the submission) of all such reports and (2) the Seller and its affiliates shall have no obligation or liability with respect to such reports.
(b)    Litigation. The Seller (or the Program Administrator on behalf of the Seller, as applicable) and Fannie Mae shall manage litigation, and the Purchaser shall cause the Successor Servicer to manage litigation, with respect to the Fannie Mae Mortgage Loans that exists as of, or arises subsequent to, the Closing Date in accordance with the protocol set forth on Exhibit G or Exhibit I, as applicable, and the terms of this Section 2.07. Notwithstanding anything to the contrary in this Agreement, should the Original Seller Block Persons or the Original Seller’s Servicer become, or continue to be, a party to any claim, action, proceeding, investigation, or inquiry relating to the Fannie Mae Mortgage Loans following the Closing Date: (a) the Seller (or the Program Administrator on behalf of the Seller, as applicable), the Original Seller Block Person or the Original Seller’s Servicer may notify the opposing party in the action that the Fannie Mae Mortgage Loan has been sold to the Purchaser and the servicing has been transferred to the Successor Servicer; and (b) the Purchaser shall cause the Successor Servicer to provide the Original Seller Block Person any and all applicable documentation or data reasonably available to the Purchaser or the Successor Servicer regarding such Fannie Mae Mortgage Loans as may be requested by the Original Seller Block Person or the Original Seller’s Servicer to defend such claim, action or proceeding.
(c)     Contested Litigation. For Contested Litigation, Fannie Mae reserves the right, in its sole discretion, to retain a law firm of its choice and to manage the defense for some or all of the named Original Seller Block Person or the Original Seller’s Servicer defendants. For all Contested Litigation, the Purchaser shall cause the Successor Servicer to designate a liaison or liaisons who will work with the Seller (or the Program Administrator on behalf of the Seller, as applicable), Fannie Mae and each of their counsel to provide loan-level information and payoff and reinstatement quotes upon request during the course of the Contested Litigation, and who will implement the terms of settlements agreed to by Fannie Mae, the Seller (or the Program Administrator on behalf of the Seller, as applicable) and the Successor Servicer, including but not limited to applying payment adjustments; requesting credit reporting corrections; creating and implementing loan modifications permissible under the Purchaser’s servicing documents; delaying any foreclosure, eviction, or marketing activity; and rescinding foreclosure sales. Upon the Purchaser becoming aware of Contested Litigation through service of process or notification by any Original Seller Block Person, the Original Seller’s Servicer or the Seller, the Purchaser shall thereafter cause the Successor Servicer to comply with the requirements of Exhibit G attached hereto (“Standard Servicing Instructions for Contested Litigation Loans”) with respect to the Fannie Mae Mortgage Loans affected by such Contested Litigation. For all such Fannie Mae Mortgage Loans in Contested Litigation arising following the Closing Date, each of the Seller (or the Program Administrator on behalf of the Seller, as applicable) and the Purchaser recognize that they (or in the case of Purchaser, the Successor Servicer) are jointly working together with Fannie Mae and that they are both necessary parties to share information related to such litigation and that, as such, information and the fruits thereof shared between the two shall not be considered a waiver of any attorney-client privilege, work product doctrine or any other applicable principle of protecting information from disclosure. This provision should be interpreted to create a joint defense agreement and/or a common interest agreement between the parties hereto which may be further formalized at the request of any party hereto with an addendum to that effect between them at a later date.
For Contested Litigation arising following the Closing Date, the Purchaser shall cause the Successor Servicer to promptly notify (i) the Seller in accordance with the notice provisions set forth herein and (ii) Fannie Mae in the manner specified in subsection 13 under the heading “Standard Servicing Instructions for Contested Litigation Loans” on Exhibit G attached hereto and neither the Successor Servicer nor the Purchaser may, absent confirmation from Fannie Mae that such Contested Litigation will be managed by it, allow any default with regard to the Contested Litigation to occur pending a response. Moreover, the Purchaser covenants not to contact any form of media (including but not limited to posting on any social media or public disclosure source) or to contact any state Attorney General, the Office of the Comptroller of Currency, the Federal Reserve Board, the Consumer Financial Protection Bureau or any other state or federal regulatory authorities on any Fannie Mae Mortgage Loan involving allegations against any Original Seller Block Person or the Original Seller’s Servicer or an origination or servicing activity, omission or event that occurred prior to the Closing Date. The Purchaser further agrees that, unless obligated by law, it will not respond to any inquiry from the media or a governmental entity relating to any Fannie Mae Mortgage Loan involving allegations against any Original Seller Block Person, or an origination or servicing activity, omission or event that occurred prior to the Closing Date, and shall promptly (and before responding) forward the inquiry to Fannie Mae, unless prohibited from doing so by the entity issuing such inquiry. This specific paragraph shall not prohibit the Purchaser from responding to inquiries and requests for information from its Regulators and the Purchaser shall not be required to notify Fannie Mae of any such inquiry or request unless, provided such notification is not prohibited by such Regulator, such inquiry or request targets the Fannie Mae Mortgage Loans, the Original Seller’s Servicer or any Original Seller Block Persons.
(d)    Third Party Claims.
(1)    The Purchaser shall cause the Successor Servicer to notify Fannie Mae and the Seller if a claim is made upon an Original Seller Block Person by a third party with respect to this Agreement or the Fannie Mae Mortgage Loans (a “Third Party Claim”). Any such notice shall be provided in the manner specified in this Agreement.
(2)    In the event of any such Third Party Claim made in respect of which Fannie Mae may have contractual damage claims against or may be entitled to indemnification, Fannie Mae may control, assume the defense of, negotiate or settle any such claim and pay all expenses in connection therewith, and promptly pay, discharge and satisfy any judgment or decree that may be entered in respect of such claim. The Purchaser hereby agrees to cooperate or to cause the Successor Servicer to cooperate fully with Fannie Mae and the Seller in connection with the defense, negotiation or settlement of any such legal proceeding.
(3)    The Purchaser shall not, and shall cause the Successor Servicer not to, settle a Third Party Claim without the consent of Fannie Mae, which consent shall not be unreasonably withheld, conditioned or delayed, unless the terms of any settlement or compromise provide for (i) no relief other than the payment of monetary damages for which Fannie Mae has received a written commitment for repayment of such monetary damages from Purchaser, (ii) a full and unconditional release of Fannie Mae for all liability in respect of such claim or litigation, and (iii) confidentiality and non-disparagement terms substantially in the form of Exhibit H; and provided, further, that if a settlement is not consented to by Fannie Mae, the Purchaser shall be liable in the event and to the extent that a subsequent settlement or other resolution causes Purchaser to incur a greater liability than that provided for in the proposed settlement that did not receive the consent required hereunder.
(4)    In connection with any settlement, whether judicial or non-judicial, entered into by the Purchaser with a borrower of a Fannie Mae Mortgage Loan that includes a release of the Purchaser or its successors or assigns for any claims pertaining to such Fannie Mae Mortgage Loan, the Purchaser shall also obtain or cause the Successor Servicer to obtain a release of the Seller, its servicer and their respective affiliates, officers, directors, employees, agents and representatives, and their respective successors and assigns, for any such claims pertaining to such Fannie Mae Mortgage Loan.
(e)    Survival. The Purchaser understands and acknowledges that the provisions of this Section 2.07 shall survive the Closing Date and shall not be subject to any limitations on survival periods set forth herein.

Section 2.08.    HUD Reporting; Failure to Report.
(a)     Post-Sale Reports. Purchaser shall cause the Successor Servicer to provide a summary reporting to AssetMan@rooseveltmc.com on the current status of the sale portfolio quarterly in the format provided in Exhibit J (the “Post-Sale Report”). Each reporting period begins on the first day following the end of the prior reporting period, and ends on the fifteenth (15th) day of the third (3rd) calendar month following the prior reporting period. The Purchaser shall cause the Successor Servicer to submit each Post-Sale Report no later than the date relating to such reporting period identified under the “Report Due Date” column in the table set forth in Exhibit J. The Purchaser shall cause the initial Post-Sale Report for the first reporting period to be submitted by the Successor Servicer no later than June 25, 2020, as set forth in Exhibit J. This periodic post-sale reporting requirement shall end on the “Post-Sale Reporting Period End Date,” which is the date on which the fourth (4th) Post-Sale Report following the Transfer Date, as set forth in Exhibit J, has been delivered or the date on which each of the HUD Mortgage Loans has been liquidated, whichever occurs first. For purposes of this Section 2.08(a), “liquidated” shall not apply to any HUD Mortgage Loan sold to a third-party or affiliate.
(b)    Follow-Up Report. In the event that any HUD Mortgage Loan has not been liquidated by the date of submission of the final Post-Sale Report, the Purchaser shall cause the Successor Servicer to provide post-sale reporting to AssetMan@rooseveltmc.com on the status of the HUD Mortgage Loans on the earlier of (A) five (5) Business Days prior to the next quarterly due date after which all of the HUD Mortgage Loans purchased have been liquidated and/or have received six (6) consecutive on-time payments; or (B) five (5) Business Days prior to the second (2nd) anniversary of the Post-Sale Reporting Period End Date (the “Follow-Up Report”). The Follow-Up Report shall be provided in the same format as the Post-Sale Report set forth in Exhibit J attached hereto.
(c)    General Reporting Requirements.
(i)    The Post-Sale Report and Follow-Up Report Requirements set forth in Exhibit J attached hereto (the “Post-Sale Reporting Requirements”) are applicable for all HUD Mortgage Loans purchased, regardless of whether they have been securitized or sold by the Purchaser.
(ii)    The Post-Sale Reporting Requirements are an integral part of this Agreement. HUD may unilaterally amend, supplement or change the reporting date, content, format, or delivery method of the Post-Sale Reporting Requirements, but only in a manner that does not have a material adverse effect (including a material adverse economic or financial effect) on the rights and obligations of the Purchaser under this Agreement.
(iii)    All Post-Sale Reports and the Follow-Up Report shall be submitted to AssetMan@rooseveltmc.com for further submission by Roosevelt online through HUD’s Post-Sale Reporting (PSR) tool at www.psrtool.com (or to such other addresses as HUD may later provide).
(d)    Report Documentation. HUD, in its sole and absolute discretion, may require the Seller and the Purchaser to submit (or, in the case of the Purchaser, to cause the Successor Servicer to submit) documentation supporting the information provided in any Post-Sale Report or Follow-Up Report (“Report Documentation”). Report Documentation may be requested after submission of the first Post-Sale Report and for any time within two (2) years following the submission of the final Post-Sale Report or Follow-Up Report, if applicable. Upon receipt of HUD’s written request (to be promptly delivered to the Purchaser and the Successor Servicer via the Seller or the Program Administrator on the Seller’s behalf, as applicable), the Purchaser shall cause the Successor Servicer to provide the Report Documentation to

AssetMan@rooseveltmc.com for submission to HUD within fifty-five (55) Business Days of the date of HUD’s written request.
(e)    Post-Sale Servicing. The HUD Mortgage Loans must be serviced by a servicer that is (i) either an FHA-approved mortgagee or a Fannie Mae or Freddie Mac approved servicer that is capable of servicing in accordance with FHA guidelines; and (ii) in good standing with and rated average or above by the applicable agencies. Purchaser shall cause the Successor Servicer to service each HUD Mortgage Loan, beginning on and after the Transfer Date, in accordance with all applicable state and federal laws and regulations, including but not limited to RESPA and the National Housing Act.
The Purchaser shall cause the Successor Servicer to take commercially appropriate, reasonably necessary steps to ensure that each HUD Mortgage Loan set forth on Schedule 4 attached hereto becomes a Resolved Default Mortgage Loan by the Post Sale Reporting Period End Date. Neither the Purchaser nor the Successor Servicer shall be relieved of this obligation merely by sale or transfer of a HUD Mortgage Loan and, with respect to any sold HUD Mortgage Loan that, at the time of sale, is not a Resolved Default Mortgage Loan, “commercially appropriate, reasonably necessary steps” shall entail inclusion of any necessary restrictions in the subject sale agreement.
(f)    Indemnification. To the extent Rushmore Loan Management Services LLC is not the servicer with respect to any Mortgage Loan, the Purchaser hereby indemnifies the Initial HUD Mortgage Loan Purchaser and its affiliates, employees, directors, officers and agents (each, an “Initial HUD Mortgage Loan Purchaser Indemnified Party”) with respect to any such Mortgage Loan from and against any and all claims, losses, liabilities or expenses, including reasonable compensation and expenses, disbursements and advances of its agents, counsel, accountants and experts, and expenses incurred in the enforcement of this obligation right (collectively, the “Initial HUD Mortgage Loan Purchaser Claims”) imposed on, incurred by or asserted against any Initial HUD Mortgage Loan Purchaser Indemnified Party in connection with or resulting from a material failure of the Purchaser to perform (or to cause the Successor Servicer to perform) its reporting duties and obligations under this Section 2.08 (subject to any limitations on survival periods set forth herein).
(g)    Survival. The Purchaser understands and acknowledges that the provisions of this Section 2.08 shall survive the Closing Date and shall not be subject to any limitations on survival periods set forth herein.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES;
REMEDIES FOR BREACH
Section 3.01.    Representations and Warranties Respecting the Seller and the Obligor.
(a)    The Obligor, on behalf of the Seller, represents and warrants to the Purchaser that, as of the Closing Date:
i.Organization and Standing. The Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all powers necessary to carry on its business as now being conducted;
ii.Due Authority. The Seller has the full power and authority and legal right to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement have been duly and validly authorized, and the Seller has duly executed and delivered this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors. All requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby or thereby valid and binding upon the Seller in accordance with their terms.
iii.No Conflict. The fulfillment of or compliance with the terms and conditions of this Agreement, will not conflict with or result in a breach of any of the terms, conditions or provisions of the Seller’s charter, by-laws or other governing documents, or result in a breach of any legal restriction or any material agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a material default or result in an acceleration under any of the foregoing, or result in any violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject;
iv.No Pending Litigation. There is no action, suit, proceeding, investigation or litigation pending or, to the Seller’s Knowledge, threatened, which in the aggregate, if determined adversely to the Seller, would (A) result in any material impairment of this Agreement, or (B) adversely affect the sale of the Mortgage Loans to the Purchaser or the Seller’s ability to perform its obligations under this Agreement in any material respect;
v.No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Seller of, or compliance by the Seller with, this Agreement, or if required, such consent, approval, authorization or order has been obtained prior to the Closing Date;
vi.No Brokers. The Seller has not employed or used a broker or anyone else who might be entitled to a broker fee or commission in connection with the transactions contemplated herein, with respect to which the Seller is responsible for any fees or commissions; and
vii.Sale Treatment. The disposition of the Mortgage Loans shall be treated as a sale on the books and records of the Seller.
(b)    The Obligor represents and warrants to the Purchaser that, as of the Closing Date:
(i)    Organization and Standing. The Obligor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all powers necessary to carry on its business as now being conducted;
(ii)    Due Authority. The Obligor has the full power and authority and legal right to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement have been duly and validly authorized, and the Obligor has duly executed and delivered this Agreement. This Agreement each constitutes a legal, valid and binding obligation of the Obligor, enforceable against it in accordance with its terms, subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors. All requisite corporate action has been taken by the Obligor to make this Agreement and all agreements contemplated hereby or thereby valid and binding upon the Obligor in accordance with their terms.
(iii)    No Conflict. The fulfillment of or compliance with the terms and conditions of this Agreement, will not conflict with or result in a breach of any of the terms, conditions or provisions of the Obligor’s charter, by-laws or operating agreement or result in a breach of any legal restriction or any material agreement or instrument to which the Obligor is now a party or by which it is bound, or constitute a material default or result in an acceleration under any of the foregoing, or result in any violation of any law, rule, regulation, order, judgment or decree to which the Obligor or its property is subject;
(iv)    No Pending Litigation. There is no action, suit, proceeding, investigation or litigation pending or, to the Obligor’s Knowledge, threatened, which in the aggregate, if determined adversely to the Obligor, would (A) result in any material impairment of this Agreement, or (B) adversely affect the sale of the Mortgage Loans to the Purchaser or the Obligor’s ability to perform its obligations under this Agreement in any material respect;
(v)    No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Obligor of, or compliance by the Obligor with, this Agreement, or if required, such consent, approval, authorization or order has been obtained prior to the Closing Date; and
(vi)     No Brokers. The Obligor has not employed or used a broker or anyone else who might be entitled to a broker fee or commission in connection with the transactions contemplated herein, with respect to which the Obligor is responsible for any fees or commissions.
Section 3.02.    Representations and Warranties Regarding Individual Mortgage Loans. The Obligor represents and warrants to the Purchaser with respect to each Mortgage Loan as of the Closing Date (unless another date is expressly set forth below) as follows:
(a)    Mortgage Loan Schedule. The information contained in the Mortgage Loan Schedule relating to such Mortgage Loan is true and correct in all material respects as of the Cut-Off Date;
(b)    No Release. Other than as set forth in the Mortgage Loan Schedule and pursuant to documentation in the related Mortgage File or servicing file, the Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission;
(c)    Validity of Mortgage. Except with respect to the Disclosed Liens and Encumbrances specifically set forth on Schedule 2-A attached hereto, the Mortgage is a valid, existing and enforceable first lien on the Mortgaged Property, subject only to: (x) the lien of current real property taxes and assessments not yet due and payable; (y) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording and generally acceptable to prudent lending institutions and (z) other matters to which like properties are commonly subject and which do not materially interfere with the benefits intended to be provided by the Mortgage (collectively, “Permitted Encumbrances”). The Obligor makes no representation or warranty as to the extent or absence of homeowners’ association fees or similar charges that may encumber, in a junior lien position, any Mortgaged Property, and which could never impose a lien upon such Mortgaged Property superior to the Mortgage (“Junior HOA Fees”). With respect to any Cooperative Loan, except with respect to the Disclosed Liens and Encumbrances specifically set forth on Schedule 2-A attached hereto, the Security Agreement is a valid, subsisting and enforceable first priority security interest on the related Cooperative Shares and Proprietary Lease securing the Mortgage Note, subject only to (a) liens of the related residential Cooperative Corporation for unpaid assessments representing the Mortgagor’s pro rata share of the related residential Cooperative Corporation’s payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (b) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security interest intended to be provided by such Mortgage;
(d)     Legal and Binding. The Mortgage Note (and the lost note affidavit, if applicable), the related Mortgage, and other agreements executed in connection therewith are genuine, and each is the legal, valid, and binding obligation of the maker thereof, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);
(e)     Good Title. The Seller is the sole owner and holder of the Mortgage Loan, and the related Mortgage Note and Mortgage (or Security Agreement with respect to a Co-op Loan), and has good title to the Mortgage Loan. The Mortgage Loan, including, if applicable, the Mortgage Note and Mortgage (or Security Agreement with respect to a Co-op Loan), is not assigned or pledged, and the Seller has good and marketable title thereto and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest;
(f)     No Defenses. The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note and the Mortgage, or the exercise of any right thereunder, render the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been, to the best of such Seller’s knowledge, asserted with respect thereto;
(g)    Servicing; Collection Practices. During the period in which such Mortgage Loan was owned by the Seller, such Mortgage Loan has been serviced in accordance with Acceptable Servicing Practices in all material respects;
(h)    Taxes Paid. Except with respect to the Disclosed Liens and Encumbrances specifically set forth on Schedule 2-A attached hereto, all properly assessed real property taxes, tax assessments and homeowners association fees (other than Junior HOA Fees) affecting the Mortgaged Property which are due and payable prior to the Cut-Off Date have been paid or escrow funds on account with the Servicer have been established for such amounts;
(i)    Litigation. Except as specified on the Mortgage Loan Schedule, the Mortgage Loan is not subject to any contested litigation;
(j)    Regulatory Compliance. Any and all requirements of any federal, state or local law including, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, fair housing, or disclosure laws applicable to the origination of the Mortgage Loan have been complied with in all material respects; provided, however, that Obligor makes such representation and warranty solely with respect to each Mortgage Loan in respect of which any applicable statute of limitations period remains unexpired for any claim, liability or dispute arising under applicable laws;
(k)     No Condemnation; No Casualty. To the Seller’s Knowledge, the Mortgaged Property is not subject to a condemnation proceeding, and there is no proceeding pending or, to Seller’s Knowledge, threatened in writing for the total or partial condemnation of the Mortgaged Property;
(l)    Full Disbursement of Proceeds. The proceeds of the Mortgage Loan have been fully disbursed, and there is no requirement for future advances under the Mortgage Loan;
(m)     Mortgaged Property. The real property secured by the related Mortgage is not (i) manufactured housing that is not affixed to the land or (ii) vacant land;
(n)     [Intentionally Omitted]
(o)    Texas Section 50(a)(6). Each Mortgage Loan originated in the state of Texas pursuant to Article XVI, Section 50(a)(6) of the Texas Constitution (a “Texas Refinance Loan”) has been originated in compliance with the provisions of Article XVI, Section 50(a)(6) of the Texas Constitution, the Texas Civil Statutes, the Texas Finance Code, and the Texas Administrative Code; and
(p)    High-Cost Loans; HOEPA. No Mortgage Loan is a “high-cost” loan, “covered” loan, or any other similarly designated loan as defined under any state, local, or federal applicable predatory, abusive lending or other applicable laws; provided that the Obligor makes such representation and warranty solely with respect to each Mortgage Loan sold hereunder in respect of which the statute of limitations period has not yet expired as of the Closing Date with respect to such Mortgage Loan for any claim, liability or dispute arising from an alleged violation of such applicable laws.
Except as expressly set forth herein, the Purchaser understands that the Mortgage Loans are sold on an “AS IS,” “WHERE IS” basis WITH ALL FAULTS and no representation or warranty of any kind is made by the Seller or the Obligor with respect thereto.
Section 3.03.    Remedies for Breach of Representations and Warranties.
(a)    Notice of Breach. Upon discovery by the Seller, the Obligor or the Purchaser of any breach of the representations and warranties set forth in Sections 3.01 or 3.02 that adversely affects the value, enforceability or collectability of a Mortgage Loan in any material respect (a “Breach”), the party discovering such breach shall give prompt written notice in the form described in the immediately following paragraph of this Section 3.03(a) to the other parties, but in no event shall such notice be provided later than the expiration of the Survival Period. Within ninety (90) days of its discovery or receipt of notice of such Breach (the “Cure Period”), as applicable, the Obligor shall use its best efforts to cure such Breach, to the extent curable, in all material respects. If such Breach is not curable or, if curable, cannot be cured within such ninety (90) day period, the Obligor shall have the right to propose in writing a reimbursement to the Purchaser of an amount (the “Purchase Price Adjustment”) equal to the reduction in value of the affected Mortgage Loan based upon the Breach. The Obligor shall be deemed to have elected not to propose a Purchase Price Adjustment to the Purchaser if the Obligor fails to deliver to the Program Manager a proposed Purchase Price Adjustment (i) within five (5) Business Days following the expiration of the Cure Period, if the related Breach is curable, or (ii) within fifteen (15) Business Days following the earlier to occur of (a) the Seller’s or the Obligor’s discovery of the related Breach or (b) the Purchaser’s delivery of written notice to the Obligor with respect to the related Breach, if such Breach is not curable, in which event the Obligor shall repurchase the related Mortgage Loan in accordance with Section 3.03(b). To the extent that Obligor proposes a Purchase Price Adjustment to the Program Manager, the Obligor and the Purchaser (or the Program Manager on behalf of the Purchaser) shall work together in good faith to agree upon the Purchase Price Adjustment within five (5) Business Days following the date on which the Program Manager receives the proposed Purchase Price Adjustment from the Obligor. In no event, however, shall the Purchase Price Adjustment exceed an amount equal to the Repurchase Price for the applicable Mortgage Loan. If the Obligor and Program Manager are unable to timely agree upon the Purchase Price Adjustment, which determination shall be made in the Program Manager’s sole and absolute discretion, the Obligor shall repurchase the applicable Mortgage Loan in accordance with Section 3.03(b) at the Repurchase Price. In addition, the Purchaser agrees that with respect to any alleged breach of a representation that is due to or results in any tax, assessment or similar monetary lien, charge or encumbrance that adversely affects the value, enforceability or collectability of the related Mortgage Loan in any material respect, the Obligor shall have satisfied its cure obligation related thereto by paying in full the related amounts to the Purchaser (or its designee) or the applicable taxing authority (together with evidence of such payment reasonably satisfactory to the Purchaser), and upon such cure, the Purchaser shall be precluded from requesting any additional remedy related thereto from the Obligor. It is understood that the obligations of the Obligor to cure, pay the applicable Purchase Price Adjustment or repurchase as set forth in Sections 3.03(a) and 3.03(b) constitute the sole remedies of the Purchaser with respect to any Breach (whether sounding in contract or otherwise).
Any written notice provided pursuant to this Section 3.03 in connection with a Breach of any of the representations and warranties made by the Seller or the Obligor in Sections 3.01 and 3.02 of this Agreement shall set forth the following:
(1)    for any Breach under Section 3.02, the identity of the Mortgage Loan (by the number assigned to such Mortgage Loan by the Seller at the time of sale as set forth on the Mortgage Loan Schedule) with respect to which a Breach is alleged to have occurred;
(2)    a description of the claimed Breach;
(3)    the section and (if applicable) subsection under which such Breach is claimed; and
(4)    supporting documentation describing such claimed Breach, including (if applicable) copies of any documents necessary to determine that such alleged Breach exists.
(b)    Repurchase. The Obligor shall repurchase any Mortgage Loans sold by the Seller hereunder for which a notice of a Breach is delivered prior to the expiration of the Survival Period pursuant to Section 3.03(a), if the Obligor fails to timely effect a cure (if applicable) and the repurchase of such Mortgage Loans is required in accordance with the provisions of Section 3.03(a) above. Any repurchase of a Mortgage Loan(s) pursuant to the provisions of this Section 3.03 shall be accomplished within ten (10) days following demand by the Purchaser, by payment of the Repurchase Price to the Purchaser or its designee in immediately-available funds. On or before the date of the repurchase, the Purchaser and the Seller shall arrange for the reassignment of such Mortgage Loan, release of the related collateral file to the Seller or its designee, delivery to the Seller or its designee of any documents held by the Purchaser or its designee, and transfer of the Servicing Rights relating to such Mortgage Loan.
(c)    Conditions to Repurchase. Notwithstanding any other provision of this Agreement, the Obligor shall not be required to repurchase any Mortgage Loan in the event that:
(i)    Purchaser (or its servicer or other designee) has released or impaired the lien of the related Mortgage on the related Mortgaged Property;
(ii)    at the time of repurchase, (1) as a result of the actions of the Purchaser or the Successor Servicer, Purchaser is not the sole owner of the Mortgage Loan and holder of the related Mortgage Note, free and clear of any and all liens, claims, encumbrances, participation interest, equities, pledges, charges or security interests of any nature, other than any liens, claims, encumbrances, participation interests, equities, pledges, charges or security interests in existence as of the Closing Date or any other Permitted Encumbrances, and/or (2) Purchaser does not have full right and authority to sell or assign the same; and
(iii)    Purchaser (or its servicer or other designee) has not serviced the Mortgage Loan in accordance with all applicable federal, state and local laws and regulations and the terms of the related Mortgage and Mortgage Note from and after the Closing Date to and including to the date of repurchase.
(d)    Mortgage Files. Subject to the payment of the Repurchase Price by the Obligor to the Purchaser for any Mortgage Loan in accordance with the terms hereof, the Purchaser shall cause its custodian to release from its custody to the Seller (or its designee(s)) the contents of each Mortgage File related to any such repurchased Mortgage Loan; provided, the Purchaser may retain copies of any Mortgage File related to such Mortgage Loan.
(e)    Survival. The provisions of this Section 3.03 shall expressly survive the Closing Date.
Section 3.04.    Representations and Warranties Respecting the Purchaser and the Trustee. Each of Trustee and the Purchaser, as applicable, solely for itself, represents, warrants and covenants to the Seller and the Obligor that, as of the Closing Date:
(a)    Organization and Existence. The Trustee is duly organized and validly existing under the laws of the United States of America and has all powers necessary to carry on its business as now being conducted;
(b)    Due Authority. The Purchaser has the full power and authority to perform, and to enter into and consummate, all transactions contemplated by this Agreement; the Purchaser has the full power and authority to purchase, hold and service each Mortgage Loan;
(c)    No Conflict. Neither the acquisition of the Mortgage Loans by the Purchaser pursuant to this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Purchaser’s trust documents or result in a breach of any legal restriction or any material agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a material default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;
(d)     No Pending Litigation. There is no action, suit, proceeding, investigation or litigation pending or, to the Purchaser’s knowledge, threatened, which either in any one instance or in the aggregate, if determined adversely to the Purchaser would adversely affect the purchase of the Mortgage Loans by the Purchaser hereunder, or the Purchaser’s ability to perform its obligations under this Agreement in any material respect;
(e)    No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement or the consummation of the transactions contemplated by this Agreement, or if required, such consent, approval, authorization or order has been obtained prior to the Closing Date;
(f)    Due Diligence. The Purchaser has conducted such due diligence review and analysis, or had the opportunity to conduct such due diligence review and analysis, of the Mortgage Loans and the Servicing Rights related thereto, the Mortgage Loan Documents and such other related information, as necessary, proper or appropriate in order to make a complete and fully informed decision with respect to the purchase and acquisition of the Mortgage Loans and the Servicing Rights related thereto;
(g)    Sophisticated Investor. The Purchaser is a sophisticated investor with such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Mortgage Loans;
(h)    No Reliance. The Purchaser’s bid and decision to purchase the Mortgage Loans are based upon its own independent evaluations of the Mortgage Files and other materials made available by the Seller and deemed relevant by the Purchaser and its agents. In entering into this Agreement, the Purchaser has not relied upon any oral information from the Seller, the Obligor, any affiliate of the Seller or the Obligor, or, in each case, any of their employees, agents, attorneys or representatives, other than the limited statements, representations and warranties of the Seller and Obligor expressly contained herein. The Purchaser acknowledges that no affiliate, employee, agent, attorney or representative of the Seller or the Obligor has been authorized to make, and that the Purchaser has not relied upon, any statements, representations or warranties other than those specifically contained in this Agreement. Without limiting the foregoing, the Purchaser acknowledges that, except as specifically set forth in this Agreement, none of the Seller, the Obligor, any affiliate of the Seller or the Obligor, or in each case, any of their employees, agents, attorneys or representatives has made any representations or warranties as to the Mortgage Loans (including without limitation, the value, marketability, condition or future performance thereof, the existence of leases or the status of any tenancies or occupancies with respect thereto, the applicability of any rent control or rent stabilization laws on the compliance or lack of compliance thereof with any laws (including without limitation, environmental, land use or occupancy laws));
(h)     No Brokers. The Purchaser has not employed or used a broker or anyone else who might be entitled to a broker fee or commission in connection with the transactions contemplated herein, with respect to which the Purchaser is responsible for any fees or commissions;
(i)    HAMP-Approved Servicer. To Purchaser’s knowledge, the Successor Servicer on the Transfer Date shall be a HAMP-approved servicer and shall be participating in the HAMP;
(j)    [Intentionally Omitted];
(k)    [Intentionally Omitted];
(l)    Loss Mitigation. Purchaser acknowledges and agrees that the Mortgage Loans may be subject to loss mitigation to the extent set forth in the Servicer’s servicing files. From the Transfer Date, Purchaser shall, or shall cause the Successor Servicer to, service any Mortgage Loan that is subject to loss mitigation as of the Transfer Date in accordance with the terms of any such loss mitigation and in accordance with applicable law. If the Seller or the Servicer has commenced any loss mitigation process prior to the Transfer Date, the Purchaser shall cause the Successor Servicer to continue such loss mitigation process until completion. Purchaser agrees that it will evaluate and offer loss mitigation options to Mortgagors under the Mortgage Loans generally to the same extent and on similar terms as it offers loss mitigation options to Mortgagors under other similar mortgage loans held or serviced on behalf of Purchaser or Successor Servicer in accordance with applicable law. The Seller and the Successor Servicer shall cooperate and assist each other to confirm and ensure that any loss mitigation application process that is initiated and not completed prior to the Transfer Date is properly reflected in Purchaser’s or the Successor Servicer’s servicing records, including by confirmation of applicable data;
(m)    Servicing Compliance. Purchaser covenants and agrees that on and after the Transfer Date (i) it will cause the Successor Servicer to service each Mortgage Loan in accordance with the terms of the related Mortgage Loan Documents, any loss mitigation and with applicable law, (ii) the Purchaser shall direct the Successor Servicer and its employees, representatives or assignees to comply with all applicable law, (iii) it shall cause the Successor Servicer to service each Mortgage Loan in accordance with customary accepted servicing practices and (iv) Purchaser shall cause the Successor Servicer to respond to Mortgagors’ inquiries regarding the servicing of the related Mortgage Loans in a timely fashion and provide Mortgagors with a reasonable appeals process with respect to servicing decisions relating to the applicable Mortgage Loan;
(n)    Ability to Service; Servicer Eligibility; Loss Mitigation. The Purchaser does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant and obligation contained in this Agreement. There exists no law or judgment, award, order, writ, or decree of any court that would prohibit the Purchaser or its designee from acquiring, holding or causing the Successor Servicer to service the Mortgage Loans, including, but not limited to, the Purchaser’s or its designee’s ability to foreclose on any Mortgaged Property, to abide by the terms of any loss mitigation activities of the Seller or the Servicer and to continue or properly complete (or to cause the Successor Servicer to continue or properly complete) any loss mitigation activities with respect to any Mortgage Loan commenced by the Seller or the Servicer prior to the Transfer Date in accordance with the terms of this Agreement;
(o)    Substitution of Purchaser as Claimant with respect to Bankruptcy Proceedings. Purchaser agrees that with respect to each Mortgage Loan subject to this Agreement, if the related Mortgagor is a debtor in a case under the United States Bankruptcy Code of 1986, as amended, (11 U.S.C. § 101, et seq.) on the Transfer Date and a proof of claim has been filed by or on behalf of the Seller, Purchaser, at its sole cost and expense, shall (if applicable) cause the Successor Servicer to substitute Purchaser for Seller, or any entity that filed such claim on behalf of such Seller, including Servicer, as the claimant against such Mortgagor within forty-five (45) days after the Transfer Date; and
(p)    Notification to Counsel. With respect to any Mortgage Loan which is, as of the Transfer Date, the subject of litigation, bankruptcy or foreclosure (a “Pending Proceeding”), the Purchaser shall, at its sole cost and expense, cause the Successor Servicer to, within forty-five (45) days after the Transfer Date (as such time period shall be extended, on a day-by-day basis, for any Force Majeure Event), (i) notify the appropriate court officer and all counsel of record in each such Pending Proceeding of the transfer of such Mortgage Loan from the Seller to the Purchaser, (ii) file pleadings to substitute counsel (unless said counsel has agreed to represent the Purchaser in the Pending Proceeding at the Purchaser’s sole cost and expense), and (iii) file pleadings and other appropriate documents to remove the Seller as a party in such Pending Proceeding and substitute the Purchaser or its designee as the real party in interest, and change the caption thereof accordingly. To the extent a notice of substitution has not occurred in accordance with clauses (i) through (iii) above within forty-five (45) days following the Transfer Date (as such time period shall be extended, on a day-by-day basis, for any Force Majeure Event), the Seller shall provide notice to the Purchaser (the “Notice”). If the notice of substitution has not occurred in accordance with clauses (i) through (iii) above within thirty (30) days following the Purchaser’s receipt of the Notice, the Seller shall be permitted to discontinue or otherwise remove itself as a party in interest from such Pending Proceeding, to the extent permitted by applicable law in such jurisdiction.
ARTICLE IV.
SERVICING OF MORTGAGE LOANS

Section 4.01.    Servicing Released Sale. The Mortgage Loans are being sold pursuant to this Agreement on a servicing-released basis. All rights to service the Mortgage Loans, and all responsibility for the servicing of the Mortgage Loans, are hereby transferred by the Seller to Purchaser as of the Closing Date, subject to this Article IV.
Section 4.02.    [Intentionally Deleted]
Section 4.03.    Mortgage Transfer and Servicing Transfer Disclosures. The Purchaser shall cause the Successor Servicer to provide the Mortgagor of each Mortgage Loan with the applicable notice required pursuant to Section 404 of the Helping Families Save Their Homes Act of 2009 (P.L. 111-22), as amended, and the TILA-RESPA Integrated Disclosure Rule (collectively, the “Section 404 Notices”). Seller and Purchaser shall each be responsible for fifty percent (50%) of any and all costs and expenses of the preparation and delivery of the Section 404 Notices.
Section 4.04.    Suitability. Purchaser agrees that it or its affiliates and/or agents, or the Successor Servicer, has sufficient experience and expertise in the maintenance and servicing of mortgage loans of the type purchased herein and is capable of maintaining and servicing the Mortgage Loans in compliance with all applicable federal, state and local laws, rules and regulations relating thereto.
Section 4.05.    Regulatory Compliance; Collection Practices. Purchaser shall cause the Successor Servicer to service the Mortgage Loans in accordance with industry standards, all applicable federal, state and local laws, statutes, rules, ordinances and regulations and the terms of the Mortgage Notes and Mortgages. The Purchaser shall cause the Successor Servicer to not violate any laws relating to unfair credit collection practices in connection with the Mortgage Loans in a manner that would create or expose the Seller or its servicer to any claim, demand, or assertion that, after the Closing Date, such Person was in any way involved in or had in any way authorized any unlawful collection practices in connection with the related Mortgage Loans.
Section 4.06.    Reporting to the Internal Revenue Service. The Purchaser agrees to cause the Successor Servicer to submit all Internal Revenue Service forms and information returns for the Mortgage Loans for all periods occurring on and after the Transfer Date during which it owns the Mortgage Loans.
Section 4.07.    Use of the Seller’s, Fannie Mae’s, Freddie Mac’s or HUD’s Name. The Purchaser covenants and agrees that it shall cause the Successor Servicer not to (i) except as required by applicable law, institute or continue any enforcement or legal action or proceeding in the name of the Seller or its servicer, Fannie Mae or its servicer, Freddie Mac or its servicer, or HUD or its servicer, or, except as required by applicable law, make reference to the Seller or its servicer, Fannie Mae or its servicer, Freddie Mac or its servicer, or HUD or its servicer in any correspondence to or discussion with any particular obligor regarding enforcement or collection of the Mortgage Loans except for purposes of identifying a Mortgage Loan as previously owned by the Seller, Fannie Mae, Freddie Mac or HUD, (ii) misrepresent, mislead, deceive, or otherwise fail to adequately disclose to any particular Mortgagor or guarantor the identity of the Purchaser as the owner of the Mortgage Loan or (iii) hold itself out as an agent or representative of the Seller, Fannie Mae, Freddie Mac or HUD. The Seller, Fannie Mae, Freddie Mac and HUD, as applicable, shall have the right to seek the entry of an order by a court of competent jurisdiction enjoining any violation hereof.
ARTICLE V.
INDEMNIFICATION

Section 5.01.    Purchaser’s Indemnification. The Purchaser shall indemnify the Seller, the Obligor and their respective affiliates, employees, directors, officers, agents, members, partners, advisors and representatives (collectively, “Related Persons”) and hold them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses (including expenses incurred in the enforcement of this indemnification obligation) (collectively, “Losses”) that the Seller or Obligor may sustain from any material failure of the Purchaser to perform its duties and obligations hereunder. The Seller and the Obligor, as applicable, shall promptly notify the Purchaser and the Program Manager if a claim is made by a third party against the Seller, the Obligor, or any of their respective Related Persons with respect to any Mortgage Loan that could give rise to an indemnity claim under this Section 5.01, and the Purchaser shall have the right but not the obligation to assume the defense of any such claim and to assert any and all claims or other pleadings that it may have. The Seller and the Obligor, as applicable, shall cooperate with the Purchaser and the Program Manager in the defense of any such claim. Purchaser shall not settle a claim without the written consent of the Seller or the Obligor, as applicable, which consent shall not be unreasonably withheld or delayed, except that no consent will be required to settle a claim where relief against the party being defended is limited to monetary damages that are paid by the Purchaser; provided, however, that in such case, there shall be no admission of liability on the part of the Seller or the Obligor, respectively, without the written consent of the Seller or the Obligor, respectively. This indemnification shall survive the closing of the purchase and sale of the Mortgage Loans and any termination of this Agreement for the Survival Period, but shall expressly further survive with respect to any claim made hereunder prior to the expiration of such period.
Notwithstanding the provisions set forth in this Section 5.01, the Purchaser shall not be liable for any indirect, special, consequential or punitive damages.
Section 5.02.    Obligor’s Indemnification. The Obligor, on behalf of itself and the Seller, shall indemnify the Purchaser, the Program Manager, the Trustee and their respective Related Persons and hold them harmless against any and all Losses that the Purchaser or any such Related Person may sustain from any material failure of the Seller or Obligor to perform their duties and obligations hereunder.  The Purchaser shall promptly notify the Obligor if a claim is made by a third party against the Purchaser, the Program Manager or any of their respective Related Persons with respect to any Mortgage Loan that could give rise to an indemnity claim under this Section 5.02, and the Obligor shall have the right but not the obligation to assume the defense of any such claim and to assert any and all claims or other pleadings that it may have.  The Purchaser shall cooperate with the Obligor in the defense of any such claim.  The Obligor shall not settle a claim without the written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, except that no consent will be required to settle a claim where relief against the Purchaser is limited to monetary damages that are paid by the Obligor; provided, however, that in such case, there shall be no admission of liability on the part of the Purchaser without the written consent of the Purchaser.  This indemnification shall survive the closing of the purchase and sale of the Mortgage Loans and any termination of this Agreement for the Survival Period, but shall expressly further survive with respect to any claim made hereunder prior to the expiration of the Survival Period.
Notwithstanding the provisions set forth in this Section 5.02, the Obligor shall not be liable for any indirect, special, consequential or punitive damages.
ARTICLE VI.
MISCELLANEOUS PROVISIONS
Section 6.01.    Amendment. This Agreement and any provision or part thereof may be modified, waived or amended from time to time only by a separate written agreement executed by all parties to this Agreement against whom such modification, waiver or amendment to this Agreement is sought.
Section 6.02.    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
(a)    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
(b)    EACH OF THE PARTIES HERETO HEREBY SUBMITS (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK, SOLELY WITH RESPECT TO MATTERS ARISING UNDER THIS AGREEMENT, AND EACH WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO THE ADDRESS SET FORTH IN SECTION 6.03 HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON RECEIPT THEREOF. EACH OF THE PARTIES HERETO HEREBY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.
(c)    THE SELLER AND THE PURCHASER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY OTHER DOCUMENTS OR INSTRUMENTS EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE SELLER OR THE PURCHASER.
(d)    THE PROVISIONS SET FORTH IN THIS SECTION 6.02 ARE A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.
Section 6.03.    Notices. All demands, notices and communications hereunder shall be in writing. Any such demand, notice or communication shall be delivered in person or transmitted by a recognized private overnight courier service or deposited with the United States Postal Service, certified mail, postage prepaid, return receipt requested, or via email, addressed as follows, unless such address is changed by written notice hereunder. All notices shall be deemed delivered (i) when received by the party to which it is sent, if delivered in person, (ii) after 1 Business Day, if delivered by courier, (iii) four days after the date of mailing, if mailed and (iv) upon receipt, if delivered via email.
(a)    if to the Seller:
Wilmington Savings Fund Society, FSB, not in its individual capacity, but solely as trustee for BCAT 2020-23TT
1500 Delaware Avenue, 11th Floor
Wilmington, Delaware 19801
Attention: BCAT 2020-23TT

E-mail: : smohajer@wsfsbank.com

or such other address as may hereafter be furnished to the Purchaser in writing by the Seller;

(b)    if to the Obligor:
AG Mortgage Investment Trust, Inc.
245 Park Avenue
New York, New York 10167
Attention: General Counsel

or such other address as may hereafter be furnished to the Purchaser in writing by the Obligor;
(c)    if to Purchaser:
[***]
(d)    if to Program Manager:
[***]
or such other address as may hereafter be furnished to the Seller and the Obligor in writing by the Purchaser or the Program Manager, as the case may be.
Section 6.04.    Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement. The consideration for each party’s agreement may not and is not intended to be apportioned among specific rights or obligations set forth in this Agreement which rights and obligations are interrelated and dependent.
Section 6.05.    Relationship of Parties. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto and the services of the Seller and the Obligor shall be rendered as an independent contractor and not as agent for the Purchaser.
Section 6.06.    Execution. This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. The Parties agree that this Agreement and signature pages to this Agreement and each other transaction document contemplated hereunder may be transmitted between them electronically (in pdf. format), that such signatures may constitute original signatures and that such signature page containing the signature of an authorized individual (electronically or original) is binding on the respective Parties.
Section 6.07.    Preparation and Recordation of Assignments of Mortgage. To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Purchaser’s expense, in the event recordation is either necessary or advisable in accordance with applicable law.

Section 6.08.    Assignment. This Agreement shall inure to the benefit of and be binding upon the parties to this Agreement and their successors. Neither the Purchaser nor the Seller or the Obligor may transfer, sell or assign its rights, obligations or interests in this Agreement without the written consent of the other parties, and any purported transfer, sale or assignment in violation of this Section 6.08 shall be null and void ab initio; provided, however, that the Purchaser may assign this Agreement to an affiliate of the Purchaser without the prior written consent of the Seller or the Obligor, however an assignment of this Agreement to a securitization trust or any unrelated third party purchaser is not permitted.
Section 6.09.    Further Agreements. The Purchaser, the Obligor and the Seller each agree to execute and deliver to the other such additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.
Section 6.10.    Confidential Information. The parties (i) shall comply with all applicable laws regarding the privacy or security of Consumer Information, (ii) shall not collect, create, use, store, access, disclose or otherwise handle Consumer Information in any manner inconsistent with any applicable laws or regulations regarding the privacy or security of Consumer Information, (iii) shall not disclose Consumer Information to any affiliated or non-affiliated third party except to enforce or preserve its rights, as otherwise permitted or required by applicable law (or by regulatory authorities having jurisdiction in the premises), and (iv) shall maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of Consumer Information, including maintaining security measures designed to meet the Interagency Guidelines Establishing Standards for Safeguarding Consumer Information published in final form on February 1, 2001, 66 Fed. Reg. 8616, and the rules promulgated thereunder. Notwithstanding anything to the contrary set forth in this Section 6.10, Purchaser may disclose Consumer Information to prospective third party purchasers or financing sources (including to any financial advisors thereof) of any one or more of the related Mortgage Loans who are subject to confidentiality; provided, such disclosure is made by Purchaser in accordance with applicable laws regarding the privacy or security of Consumer Information. In addition to other remedies available at law and in equity, receiving party shall be liable for all reasonable costs associated with any commercially reasonable remedial action taken by the disclosing party in accordance with prevailing industry practices to resolve a data breach by the receiving party. Without limiting the generality of the foregoing, the parties shall hold and use all Consumer Information in compliance with Subtitle A of Title V of the Gramm-Leach-Bliley Act (codified at 15 U.S.C. § 6801 et seq.), as it may be amended from time to time, and the regulations promulgated thereunder (the “GLB Act”), the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. (“FCRA”), and all other applicable law.
The parties expressly agree and acknowledge that the terms of this transaction and the identity of the parties hereto and their respective affiliates (collectively, “Confidential Information”) shall be treated as confidential under the terms of this Section 6.10. The parties acknowledge and agree that the Confidential Information shall be kept confidential and shall not, except with the prior written consent of the disclosing party, be disclosed to any person other than (i) their and their affiliates’ employees, officers, directors, counsel, accountants, potential financing sources, advisors and agents (collectively “Representatives”) on a need to know basis, (ii) rating agencies or servicers or potential servicers in relation to the Mortgage Loans, (iii) purchasers or transferees of any of the Mortgage Loans who are subject to confidentiality with respect to such information, (iv) pursuant to routine supervisory review by an applicable regulatory authority which review is not targeted at the disclosing party or the transaction (whether by inquiry, exam, or audit) without notice to the disclosing party, and (v) if required by applicable law, order, rule or regulation or pursuant to a subpoena, court order, demand or other judicial process or in connection with a legal proceeding, in such case receiving party shall provide to the disclosing party prompt prior notice of such disclosure.
The parties agree that nothing contained herein is intended to seek confidential treatment for or limit disclosure of information that is in or becomes available to the public other than as a result of an unauthorized disclosure by the receiving party or its Representatives in violation of the terms of this Section 6.10. Solely with respect to the Obligor and Purchaser, either party acting in its capacity as the receiving party shall be responsible to the other party for any breach of this Section 6.10 by its Representatives. Each of the parties agrees that it shall not issue any press release in respect of the matters contemplated in this Agreement that utilizes the other party’s name in any manner, without such other party’s express prior written consent, except as expressly required by applicable law, rule or regulation. Each party understands and agrees that money damages would not be a sufficient remedy for any breach or threatened breach of this Section 6.10 and that the non-breaching party shall be entitled to obtain equitable relief, including injunction and specific performance, as a remedy for any such breach without the need to prove the inadequacy of monetary damages or post a bond or other undertaking. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which the non-breaching party may have at law or in equity. The restrictions set forth herein shall survive the termination of this Agreement.
Section 6.11.    Exhibits. The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.
Section 6.12.    General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(a)    the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;
(b)    accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as in effect from time to time in the United States, consistently applied;
(c)    references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;
(d)    a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;
(e)    the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;
(f)    the term “include” or “including” shall mean without limitation by reason of enumeration; and
(g)    Section headings contained in this Agreement are for convenience of reference only, and they shall not be used in the interpretation hereof.
Section 6.13.    Survival of the Agreement. To the extent this Agreement includes provisions which state that such will remain in effect after the closing of the transaction contemplated by this Agreement, such provisions shall survive and remain in effect after the closing.
Section 6.14.    Regulation AB. Notwithstanding anything in this Agreement to the contrary, the Seller will not provide to the Purchaser any originator disclosure, servicer disclosure, or static pool information, as is contemplated by Regulation AB (Subpart 229.1100 – Asset Backed Securities, 17 C.F.R. §§229.1100-229.1125, as such may be amended from time to time).
Section 6.15.    Limitation on Liability. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by Wilmington Savings Fund Society, FSB ("Wilmington") not individually or personally, but solely as trustee, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Seller is made and intended not as a personal representation, undertaking and agreement Wilmington but is made and intended for the purpose of binding only the Seller, (c) nothing herein contained shall be construed as creating any liability on Wilmington individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto, (d) Wilmington has made no investigation as to the accuracy or completeness of any representations or warranties made by the Seller in the Agreement and (e) under no circumstances shall Wilmington be personally liable for the payment of any indebtedness or expenses of the Seller or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Seller.
Section 6.16.    Program Manager; Discretionary Acts of Purchaser; No Recourse to Trustee.
(a)Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, it is hereby acknowledged and agreed that each and every exercise of discretion on the part of Purchaser under this Agreement (including the election to exercise or waive any right, and the grant or withholding of any consent or approval), may be made by Program Manager in accordance with the Trust’s trust agreement, as amended from time to time.
(b)    It is expressly understood and agreed by the parties hereto (and any Person claiming by or through the parties hereto) that (i) this Agreement is executed and delivered by UMB Bank, National Association (“UMB Bank”), not individually or personally but solely as legal title trustee of the Trust, in the exercise of the powers and authority conferred and vested in it under its trust agreement, (ii) each of the undertakings and agreements herein made on the part of Purchaser is made and intended not as personal undertakings or agreements by UMB Bank but is made and intended for the purpose of binding only the Trust, (iii) nothing herein contained shall be construed as creating any obligation or liability on UMB Bank, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, and (iv) under no circumstances shall UMB Bank (in its individual capacity or as legal title trustee of the Trust) be personally liable for the payment of any indebtedness, indemnification or expenses of Purchaser or be liable for the performance, breach or failure of any obligation or covenant made or undertaken by Purchaser under this Agreement or any related document. Without limitation of anything in the foregoing, in no event shall UMB Bank have any liability to any Person under or in connection with this Agreement, any liability of Purchaser being solely the liability of the Trust and the assets of the Trust.
IN WITNESS WHEREOF, the Seller, the Obligor and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.
WILMINGTON SAVINGS FUND SOCIETY, FSB, not in its individual capacity but solely as Trustee for BCAT 2020-23TT, as Seller
By: /s/ Devon Almeida
Name: Devon Almeida
Title: Assistant Vice President

AG MORTGAGE INVESTMENT TRUST, INC., as Obligor
By: /s/ Raul E. Moreno
Name: Raul E. Moreno
Title: General Counsel
UMB BANK, NATIONAL ASSOCIATION, not in its individual capacity, but solely as legal title trustee for LVS Title Trust XIII, as Purchaser
By: /s/ Katie Carlson
Name: Katie Carlson
Title:Vice President

SCHEDULE 1
MORTGAGE LOAN SCHEDULE

Schedule 1

SCHEDULE 2-A
PROPERTY TAX AND HOMEOWNER’S LIEN AMOUNTS AND/OR ENCUMBRANCES OR OTHER DEFICIENCIES AND DISCLOSED LIENS AND ENCUMBRANCES CREDIT

SCHEDULE 2-B
DISPUTED DISCLOSED LIENS AND ENCUMBRANCES

Schedule 2-B

SCHEDULE 3-A
COLLATERAL EXCEPTIONS

Schedule 3

SCHEDULE 3-B
DATA EXCEPTIONS

EXHIBIT A
MORTGAGE LOAN DOCUMENTS

Exhibit A-1

ACTIVE 50239353v12

EXHIBIT B
FORM OF BILL OF SALE

Exhibit B-1

ACTIVE 50239353v12

EXHIBIT C
LIMITED POWER OF ATTORNEY

EXHIBIT D

WIRE TRANSFER INSTRUCTIONS

Exhibit D-0

EXHIBIT E

PURCHASER REPORTS TO FREDDIE MAC

Exhibit E-1

EXHIBIT F

ADDITIONAL SALE REQUIREMENTS AND CONDITIONS TO THE SALE

Exhibit F-1

EXHIBIT G

STANDARD SERVICING INSTRUCTIONS FOR CONTESTED LITIGATION LOANS

Exhibit G-1

EXHIBIT H

CONFIDENTIALITY & NON-DISPARAGEMENT TERMS FOR SETTLEMENT OF THIRD PARTY CLAIMS

Exhibit H-1

EXHIBIT I

STANDARD SERVICING INSTRUCTIONS FOR UNCONTESTED LITIGATION LOANS

Exhibit I-1

EXHIBIT J

POST-SALE REPORTING REQUIREMENTS